FOR IMMEDIATE RELEASE
Contact: Clarissa Willett (investors) – 336-436-5076
        Investor@LabCorp.com

        Pattie Kushner (media) – 336-436-8263
        Media@LabCorp.com

LABCORP ANNOUNCES 2020 SECOND QUARTER RESULTS

•Q2 revenue of $2.8 billion, down (4%) from $2.9 billion last year
•Q2 diluted EPS of $2.37, up 23% from $1.93 last year; Q2 adjusted EPS of $2.57, down (12%) from $2.93 last year
•Q2 free cash flow of $272 million, up from $168 million last year
•Processed more than 8.5 million molecular COVID-19 tests to date, increased capacity to approximately 180 thousand tests per day, and delivering results on average in 2 to 3 days with faster results for hospitalized patients
•Granted Emergency Use Authorization for molecular COVID-19 pooled testing
•Enhanced global hybrid and virtual trials capabilities with acquisition of GlobalCare in July

BURLINGTON, N.C., July 28, 2020 – LabCorp (or the Company) (NYSE: LH) today announced results for the second quarter ended June 30, 2020.

“We continue to bring the full power of our combined diagnostics and drug development capabilities against this virus, applying our scientific expertise and ingenuity across all aspects of testing, treatments, and vaccines," said Adam Schechter, chairman and CEO, LabCorp. "During the second quarter, we delivered solid performance across the company despite the impact of the pandemic. I continue to be impressed with how quickly our teams have rallied to confront each and every challenge put before them, and I want to thank our 65,000 employees, as their efforts have been heroic during this difficult time.”

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Consolidated Results

Second Quarter Results

Revenue for the quarter was $2.77 billion, a decrease of (3.9%) from $2.88 billion in the second quarter of 2019. The decrease in revenue was due to a (5.4%) decline of organic revenue, (0.3%) from the disposition of a business, and (0.1%) from unfavorable foreign currency translation, partially offset by 1.9% from acquisitions. The (5.4%) decline of organic revenue was due to the pandemic, which reduced the Company's organic Base Business by (20.9%), partially offset by COVID-19 Testing of 15.4%. "Base Business" includes the Company's business operations except for molecular and serology COVID-19 testing ("COVID-19 Testing"). The decline in organic Base Business includes the lower Medicare and Medicaid pricing as a result of PAMA of (0.5%).

Operating income for the quarter was $297.7 million, or 10.8% of revenue, compared to $335.7 million, or 11.6%, in the second quarter of 2019. The decrease in operating income and margin was primarily due to the reduction in the Base Business (due to the pandemic and ($14.0) million from PAMA) and higher personnel costs (primarily driven by merit increases), partially offset by COVID-19 Testing and LaunchPad savings. The Company recorded restructuring charges, special items, and amortization, which together totaled $83.0 million in the quarter, compared to $111.2 million during the same period in 2019. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $380.7 million, resulting in a 13.8% adjusted operating margin, compared to $446.9 million, or 15.5%, in the second quarter of 2019. The ($66.1) million decline in adjusted operating income and (180) basis point decline in adjusted operating margin were primarily due to the reduction in the Base Business (due to the pandemic) and higher personnel costs, partially offset by the increase in COVID-19 Testing and LaunchPad savings.

Net earnings for the quarter were $231.6 million, compared to $190.4 million in the second quarter of 2019. Diluted EPS were $2.37 in the quarter, an increase of 22.8% over $1.93 in the same period in 2019. The increase in net earnings and diluted EPS in the quarter was primarily due to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Emergency Funding, which increased net earnings and diluted EPS by $55.9 million and $0.42 per share, respectively. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $2.57 in the quarter, a decrease of (12.3%) compared to $2.93 in the second quarter of 2019 due to the pandemic. Adjusted EPS exclude the impact from the CARES Act Emergency Funding.

Operating cash flow for the quarter was $370.7 million, compared to $253.5 million in the second quarter of 2019. The increase in operating cash flow was due to higher cash earnings, partially offset by higher working capital. For the second quarter of 2020, cash earnings included the CARES Act and benefited from income and payroll tax deferrals, while working capital was negatively impacted by an increase in COVID-19 Testing related supplies and accounts receivable. Capital expenditures totaled $98.5 million, compared to $85.2 million a year ago. This increase was driven by expenditures associated with the increase in COVID-19 Testing capacity of $20.1 million. As a result, free cash flow (operating cash flow less capital expenditures) was $272.2 million, up from $168.3 million in the second quarter of 2019.

At the end of the quarter, the Company’s cash balance and total debt were $557.0 million and $6.2 billion, respectively. During the quarter, the Company invested $11.3 million on acquisitions.

Year-To-Date Results
Revenue was $5.59 billion, a decrease of (1.4%) from $5.67 billion in the first half of last year. The decrease in revenue was due to a (3.6%) decline of organic revenue, (0.4%) from the disposition of a business, and (0.1%) from unfavorable foreign currency translation, partially offset by 2.6% from acquisitions. The (3.6%) decline of organic revenue was due to the pandemic, which reduced the Company's organic Base Business by (11.7%), partially offset by COVID-19 Testing of 8.1%. The decline in the organic Base Business includes the negative impact from PAMA of (0.6%).

Operating income was $105.1 million, or 1.9% of revenue, compared to $653.9 million, or 11.5%, in the first half of 2019. The decrease in operating income and margin was primarily due to the pandemic (including the impairments to goodwill and other assets), higher personnel costs (primarily driven by merit increases and one additional payroll day), and ($33.0) million from PAMA, partially offset by LaunchPad savings. The Company recorded restructuring charges, special items, impairments, and amortization, which together totaled $641.5 million in the first half of 2020, compared to $204.4 million during the same period in 2019. This increase includes COVID-19 related impairments on goodwill and other assets of $437.4 million, or approximately 3.7% of the Company's total goodwill and intangible assets that the Company recorded in the first quarter of 2020. In addition, the Company recorded $34.0 million of other COVID-19 related costs. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) for the first half of 2020 was $746.6 million, resulting in a 13.3% adjusted operating margin, compared to $858.3 million, or 15.1%, in the first half of 2019. The ($111.7) million decline in adjusted operating income and (180) basis point decline in adjusted operating margin were primarily due to the reduction in the Base Business (due to the pandemic) and higher personnel costs, partially offset by the increase in COVID-19 Testing and LaunchPad savings.

Net losses in the first half of 2020 were ($85.6) million, compared to net earnings of $376.0 million in the first half of 2019. Diluted EPS were ($0.88) in the first half of 2020 compared to $3.79 in the same period in 2019. Net losses and diluted EPS in the first six months of 2020 include the CARES Act Emergency Funding, which improved net losses and diluted EPS by $55.9 million and $0.42 per share, respectively. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $4.94 in the first half of 2020, a decrease of (11.0%) compared to $5.55 in the first half of 2019 due to the pandemic. Adjusted EPS exclude the impact from the CARES Act Emergency Funding.

Operating cash flow was $574.5 million, compared to $419.3 million in the first half of 2019. The increase in operating cash flow was due to higher cash earnings, partially offset by higher working capital. For the first six months of 2020, cash earnings included the CARES Act and benefited from income and payroll tax deferrals, while working capital was negatively impacted by an increase in COVID-19 Testing related supplies and accounts receivable. Capital expenditures totaled $205.1 million, compared to $179.4 million during the same period in 2019. This increase was primarily driven by expenditures associated with the increase in COVID-19 Testing capacity of $22.5 million. As a result, free cash flow (operating cash flow less capital expenditures) was $369.4 million, compared to $239.9 million in the first half of 2019.

Second Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

LabCorp Diagnostics
Revenue for the quarter was $1.69 billion, a decrease of (3.9%) from $1.76 billion in the second quarter of 2019. The decrease in revenue was due to a (4.9%) decline in organic revenue and (0.1%) from unfavorable foreign currency translation, partially offset by 1.1% from acquisitions. The (4.9%) decline in organic revenue was due to a (30.1%) decline of the organic Base Business (due to the pandemic), partially offset by 25.2% from COVID-19 Testing. The (30.1%) decline of the organic Base Business includes a (0.8%) negative impact from PAMA and a (1.2%) reduction due to the September 2019 non-renewal of the BeaconLBS - UnitedHealthcare contract pertaining to the Florida market.

Total volume (measured by requisitions) decreased by (19.5%) as organic volume declined by (20.7%), partially offset by acquisition volume of 1.2%. The decline in organic volume includes a (35.3%) reduction in the Base Business (due to the pandemic), partially offset by increased demand for COVID-19 Testing of 14.6%. The organic Base Business volumes improved throughout the quarter, while at the same time COVID-19 Testing demand continued to grow. For June, daily organic volume increased approximately 6% as compared to the prior year, as the (17%) decline in the organic Base Business was more than offset by COVID-19 Testing volume of approximately 23%. While total volume declined (19.5%), price / mix increased by 15.6% due to COVID-19 Testing of 10.7% and the Base Business of 4.9%. The Base Business price includes the negative impact from PAMA of (0.8%) and the non-renewal of the BeaconLBS contract of (1.2%).

Adjusted operating income for the quarter was $308.8 million, or 18.2% of revenue, compared to $345.4 million, or 19.6%, in the second quarter of 2019. The ($36.6) million decline in adjusted operating income and (140) basis point decline in adjusted operating margin were primarily due to the reduction in the Base Business (due to the pandemic) and higher personnel costs, partially offset by the increase in COVID-19 Testing and LaunchPad savings. The Company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Covance Drug Development
Revenue for the quarter was $1.09 billion, a decrease of (2.9%) from $1.13 billion in the second quarter of 2019. The decrease in revenue was due to a (5.2%) decline in organic revenue, (0.7%) from the disposition of a business, and (0.1%) from unfavorable foreign currency translation, partially offset by a 3.1% benefit from an acquisition. The decline in organic revenue was primarily due to the negative impact from the pandemic, partially offset by a 1.1% increase from molecular COVID-19 testing through its Central Laboratories business. The pandemic continues to cause delays in clinical trial progression and associated testing, reductions in investigator site access, as well as interruptions to the supply chain particularly impacting the nonclinical business unit.

Adjusted operating income for the quarter was $112.7 million, or 10.3% of revenue, compared to $141.7 million, or 12.6%, in the second quarter of 2019. The ($29.0) million decrease in adjusted operating income and (230) basis point decrease in adjusted operating margin were primarily due to the negative impact from the pandemic and higher personnel costs, partially offset by molecular COVID-19 testing and

LaunchPad savings. The Company remains on track to deliver approximately $150 million of net savings from its three-year Drug Development LaunchPad initiative by the end of 2020.

Net orders and net book-to-bill during the trailing twelve months were $6.11 billion and 1.32, respectively. Backlog at the end of the quarter was $11.79 billion compared to $11.30 billion last quarter, and the Company expects approximately $4.0 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2020

Given the continued unpredictability pertaining to the COVID-19 pandemic and the corresponding government restrictions and customer behavior, there are a wide-range of feasible financial outcomes. As a result, the Company continues to not provide 2020 guidance. While LabCorp's Base Business continues to be negatively impacted by the COVID-19 pandemic, the Company's outlook has improved across the enterprise.

In LabCorp Diagnostics, demand for its Base Business continues to be below the Company's historical levels; however, this business has been steadily recovering from its trough in April, while at the same time COVID-19 Testing continues to grow. To date, LabCorp has performed more than 8.5 million molecular COVID-19 tests as well as more than 2 million serology COVID-19 tests. The Company's current molecular COVID-19 testing capacity is approximately 180,000 tests per day and growing.

In Covance Drug Development, while it is expected that the pandemic will continue to negatively impact its business, this impact is expected to subside throughout the year through continuing to work on projects supporting global vaccine and treatment development, with additional support from growth of COVID-19 Testing.

As previously announced, the Company instituted numerous actions to help mitigate the financial impact from the COVID-19 pandemic, which included furloughs, reduced hours, and the suspension of discretionary merit adjustments and 401(k) contributions. In response to LabCorp's improved outlook, the Company has been resuming regular work schedules and is proceeding with merit adjustments and will retroactively reinstate 401(k) contributions.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the Company's website at http://www.LabCorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EDT and is available by dialing 877-898-8036 (720-634-2811 for international callers). The access code is 2597361. A telephone replay of the call will be available through August 11, 2020, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 2597361. A real-time webcast of LabCorp’s quarterly conference call on July 28, 2020, will be available at LabCorp Investor Relations website beginning at 9:00 a.m. EDT. This webcast will be archived and accessible through July 14, 2021.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostics solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11.5 billion in 2019. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about LabCorp’s drug development business, Covance, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to expectations for 2020 and the related assumptions, the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the Company’s businesses, operating results, cash flows and/or financial condition, statements relating to our responses to and the expected future impacts of the COVID-19 pandemic, on our business more generally as well as on general economic, business, and market conditions, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, the impact of the COVID-19 pandemic and its impact on our business and financial condition and on general economic, business, and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, federal, state, and local government responses to the COVID-19 pandemic, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s most recent Annual

Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$2,768.8	$2,881.7	$5,592.6	$5,672.9

Cost of revenues	2,008.3	2,056.9	4,104.1	4,058.4

Gross profit	760.5	824.8	1,488.5	1,614.5

Selling, general and administrative expenses	396.3	415.3	791.8	809.1
Amortization of intangibles and other assets	60.1	60.2	122.4	117.3
Goodwill and other asset impairments	—	—	437.4	—
Restructuring and other charges	6.4	13.6	31.8	34.2

Operating income	297.7	335.7	105.1	653.9

Other income (expense):
Interest expense	(52.7)	(59.1)	(107.7)	(115.8)
Equity method income (loss), net	1.8	2.5	(4.8)	5.5
Investment income	2.5	1.4	5.1	2.0
Other, net	47.7	(10.5)	31.6	(20.9)

Earnings before income taxes	297.0	270.0	29.3	524.7

Provision for income taxes	65.4	79.3	114.6	148.1

Net earnings (loss)	231.6	190.7	(85.3)	376.6
Less: Net earnings attributable to the noncontrolling interest	—	(0.3)	(0.3)	(0.6)

Net earnings (loss) attributable to Laboratory Corporation of America Holdings	$231.6	$190.4	$(85.6)	$376.0

Basic earnings (loss) per common share	$2.38	$1.94	$(0.88)	$3.82

Diluted earnings (loss) per common share	$2.37	$1.93	$(0.88)	$3.79

Weighted average basic shares outstanding	97.3	98.1	97.2	98.4

Weighted average diluted shares outstanding	97.7	98.8	97.2	99.1

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	June 30, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$557.0	$337.5
Accounts receivable, net of allowance for doubtful accounts of $29.1 and $19.0 as of June 30, 2020 and December 31, 2019, respectively	1,661.0	1,543.9
Unbilled services	535.4	481.4
Supplies inventory	342.3	244.7
Prepaid expenses and other	317.5	373.7
Total current assets	3,413.2	2,981.2

Property, plant and equipment, net	2,627.7	2,636.6
Goodwill, net	7,422.7	7,865.0
Intangible assets, net	3,877.2	4,034.5
Joint venture partnerships and equity method investments	72.3	84.9
Deferred income taxes	4.9	8.8
Other assets, net	431.1	435.4
Total assets	$17,849.1	$18,046.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$534.1	$632.3
Accrued expenses and other	1,032.7	942.4
Unearned revenue	473.3	451.0
Short-term operating lease liabilities	195.3	206.5
Short-term finance lease liabilities	8.2	8.4
Short-term borrowings and current portion of long-term debt	790.8	415.2
Total current liabilities	3,034.4	2,655.8

Long-term debt, less current portion	5,416.6	5,789.8
Operating lease liabilities	615.5	596.6
Financing lease liabilities	87.5	91.1
Deferred income taxes and other tax liabilities	907.3	942.8
Other liabilities	415.6	383.2
Total liabilities	10,476.9	10,459.3

Commitments and contingent liabilities
Noncontrolling interest	19.5	20.1

Shareholders’ equity:
Common stock, 97.3 and 97.2 shares outstanding at June 30, 2020 and December 31, 2019, respectively	9.0	9.0
Additional paid-in capital	32.1	26.8
Retained earnings	7,760.6	7,903.6
Less common stock held in treasury	—	—
Accumulated other comprehensive loss	(449.0)	(372.4)
Total shareholders’ equity	7,352.7	7,567.0
Total liabilities and shareholders’ equity	$17,849.1	$18,046.4

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$231.6	$190.7	$(85.3)	$376.6

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	143.9	141.6	288.5	277.1
Stock compensation	39.8	26.5	57.7	52.0
Operating lease right-of-use asset expense	46.7	32.8	103.9	94.0
Goodwill and other asset impairments	—	—	437.4	—
Deferred income taxes	(34.5)	(1.9)	(29.4)	15.2
Other	12.1	14.3	55.4	21.3
Change in assets and liabilities (net of effects of acquisitions and divestitures):
Increase in accounts receivable	(170.9)	(0.3)	(124.2)	(91.1)
Increase in unbilled services	(57.8)	(41.0)	(58.9)	(67.4)
Increase in supplies inventory	(87.8)	(5.1)	(98.4)	(1.7)
(Increase) decrease in prepaid expenses and other	36.1	8.9	33.1	16.1
Decrease in accounts payable	(32.4)	(80.2)	(88.9)	(109.0)
(Decrease) increase in unearned revenue	40.1	(10.6)	28.9	(5.0)
Decrease (increase) in accrued expenses and other	203.8	(22.2)	54.7	(158.8)
Net cash provided by operating activities	370.7	253.5	574.5	419.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(98.5)	(85.2)	(205.1)	(179.4)
Proceeds from sale of assets	0.2	0.3	7.2	4.2
Proceeds from sale or distribution of investments	0.1	3.0	1.0	3.4
Investments in equity affiliates	(13.9)	(12.5)	(21.8)	(15.8)
Acquisition of businesses, net of cash acquired	(11.3)	(656.4)	(11.3)	(703.7)
Net cash used for investing activities	(123.4)	(750.8)	(230.0)	(891.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	—	850.0	—	850.0
Payments on term loan	—	(250.0)	—	(250.0)
Proceeds from revolving credit facilities	—	286.3	151.7	419.5
Payments on revolving credit facilities	—	(251.3)	(151.7)	(384.5)
Net share settlement tax payments from issuance of stock to employees	(9.5)	(20.7)	(31.5)	(40.1)
Net proceeds from issuance of stock to employees	1.9	9.2	28.8	33.9
Purchase of common stock	—	(199.9)	(100.0)	(300.0)
Other	(9.3)	(8.7)	(17.0)	(17.1)

Net cash used for financing activities	(16.9)	414.9	(119.7)	311.7

Effect of exchange rate changes on cash and cash equivalents	3.0	(1.0)	(5.3)	(1.1)

Net increase (decrease) in cash and cash equivalents	233.4	(83.4)	219.5	(161.4)
Cash and cash equivalents at beginning of period	323.6	348.8	337.5	426.8

Cash and cash equivalents at end of period	$557.0	$265.4	$557.0	$265.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
LabCorp Diagnostics
Revenues	$1,692.7	$1,760.9	$3,394.7	$3,482.9

Adjusted Operating Income	$308.8	$345.4	$563.0	$655.7
Adjusted Operating Margin	18.2%	19.6%	16.6%	18.8%

Covance Drug Development
Revenues	$1,093.7	$1,126.4	$2,237.5	$2,201.0

Adjusted Operating Income	$112.7	$141.7	$263.5	$279.7
Adjusted Operating Margin	10.3%	12.6%	11.8%	12.7%

Consolidated
Revenues	$2,768.8	$2,881.7	$5,592.6	$5,672.9

Adjusted Segment Operating Income	$421.5	$487.1	$826.5	$935.4
Unallocated corporate expense	$(40.8)	$(40.2)	$(79.9)	$(77.1)
Consolidated Adjusted Operating Income	$380.7	$446.9	$746.6	$858.3
Adjusted Operating Margin	13.8%	15.5%	13.3%	15.1%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Adjusted Operating Income
Operating Income	$297.7	$335.7	$105.1	$653.9
Amortization of intangibles and other assets (a)	60.1	60.2	122.4	117.3
Restructuring and other charges (b)	6.4	13.6	31.8	34.2
Acquisition and disposition-related costs (c)	4.6	33.2	13.0	44.3
LaunchPad system implementation costs (d)	0.2	2.6	1.1	5.0
Executive transition expenses (e)	7.8	1.5	10.6	2.9
COVID-19 related costs (f)	12.1	—	34.0	—
Goodwill and other asset impairments (g)	—	—	437.4	—
Other	(8.2)	0.1	(8.8)	0.7
Adjusted operating income	$380.7	$446.9	$746.6	$858.3

Adjustments impacting revenues (h)	$—	$—	$17.0	$—

Adjusted operating margin	13.8%	15.5%	13.3%	15.1%

Adjusted Net Income
Net Income	$231.6	$190.4	$(85.6)	$376.0
Impact of adjustments to operating income	83.0	111.2	641.5	204.4
CARES Act funding (i)	(55.9)	—	(55.9)	—
Losses and (gains) on venture fund investments, net (j)	5.2	(2.3)	25.4	3.9
Loss on sale of business (k)	0.5	8.8	0.5	8.8
Income tax impact of adjustments (l)	(13.4)	(18.4)	(42.8)	(42.7)
Adjusted net income	$251.0	$289.7	$483.1	$550.4

Weighted average diluted shares outstanding	97.7	98.8	97.8	99.1

Adjusted net income per share	$2.57	$2.93	$4.94	$5.55

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the Company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration and disposition related activities in connection with contemplated and completed transactions.
(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of a system as part of the LaunchPad business process improvement initiative.
(e)	Represents executive transition expenses related to various management reorganizations.
(f)	Costs related to incremental operating expenses and receivables reserves incurred as a result of the COVID-19 pandemic.
(g)	During the first quarter of 2020, the Company determined that certain goodwill and long-lived assets were impaired and that an additional valuation allowance on a note receivable from a business divestiture was necessary to reflect an increase in the collection risk. These charges were triggered by the current economic conditions as a result of the COVID-19 pandemic.
(h)	The Company estimates that, as a result of increases in unemployment and the potential financial difficulties of medical practices from the impact of the COVID-19 pandemic, receivable reserves needed to be increased in the LabCorp Diagnostics segment.
(i)
The Company recorded $55.9 in funding from the Public Health and Social Services Emergency Fund for provider relief that was appropriated by Congress to the Department of Health and Human Services (HHS) in the Coronavirus Aid, Relief, and Economic Security Act.

(j)	The Company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The Company recorded net gains and losses for the quarter related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(k)	Represents the loss on sale of the CRP business as part of the Envigo transaction during the second quarter of 2019.
(l)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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